PRIVATE & CONFIDENTIAL

16 March 2008

Gavin Campion (“Executive”)
46 Wright Terrace
Prahran, VIC 3181
Australia

RE:	OFFER OF EMPLOYMENT

Dear Gavin:

On behalf of ROO Group, Inc., we are pleased to confirm your employment with ROO Group or an affiliate (the “Company”) under the following terms and conditions:

1.  APPOINTMENT

Subject to the completion of the Acquisition of Sputnik Agency by the Company, the Company employs Executive in the capacity of President. The duties and obligations commensurate with said position shall be as determined by the Company from time to time. Executive shall be based in Dubai or in such other location as Company deems appropriate. Executive will report to Kaleil Isaza Tuzman, Chief Executive Officer of the Company or any other person as the Company may designate form time to time.

2.  DURATION OF CONTRACT

Your employment with the Company shall commence on 1 April 2008 (“Commencement Date”) and shall continue in full force and effect for an indefinite period subject to approval of the Labor and Immigration Departments and/or any other government authority as required.

3.  PROBATIONARY PERIOD

Your employment with the Company shall be subject to a probationary period in accordance with UAE law.

4. COMPENSATION

4.1  Compensation. In consideration for his/her service, the Company shall pay Executive a Total Compensation in the amount of AED733,400/- (Seven Hundred Thirty Three Thousand Four Hundred UAE Dirhams). This compensation level in UAE Dirhams will be adjusted from time to time such that it always equals US$200,000 (Two Hundred Thousand United States Dollars). The AED733,400 level is based on the current fixed exchange rate of 3.667* paid monthly in arrears as follows:

Base Compensation	Dhs. 36,670/- (US$10,000)
Transport Allowance	Dhs. 9,167/- (US$2499.82)
Housing Allowance	Dhs. 15,280/- (US$4166.85)
TOTAL COMPENSATION	Dhs. 61,117/- (US$16,666.67)
*To the extent that the Exchange Rate fluctuation is in excess of 1%, the Dollar amount shall remain constant and corresponding adjustments shall be reflected in the Dirham amount only.

ROO Initials:_________
Executive Initials:________

4.2 Performance Incentive. Executive shall be subject a corporate performance incentive program as agreed to by the Company’s Chief Executive Officer.

4.3 Stock Options: The Executive is entitled to 1,200,000 million stock options to purchase shares of common stock of the Company. (the “Parent Company”). These options will be ratified by the Board of Directors of the Parent Company as soon as possible, subject to shareholder approvals—but no later than the Commencement Date. Such options will be issued with a strike price, vesting period and acceleration provisions in accordance with the Parent Company’s Employee Stock Option Plan to be ratified by the Parent Company’s Board of Directors and shareholders.

4.4 Success Fee: The Executive shall be entitled to a success fee in the amount of US$200,000 to be paid by the Company upon (a) completion of the acquisition of 100% of the shares of Sputnik by the Parent Company; and (b) satisfactory resolution of any outstanding balance sheet-related disputes with the shareholders of Parent Company subsidiary Reality Group. The requirement under Clause 4.4(b) may be waived at the discretion of the Chief Executive Officer of the Company, provided the Executive has taken all reasonable steps in good faith to resolve said disputes.

4.4 Applicable Taxes. There is no personal income taxation under UAE Law. However, the compensation amounts referred to in this Offer may be subject to personal income taxation in the home jurisdiction of the Executive. Executive shall be responsible for filing any annual returns or statement and shall be responsible for making any income tax payments to the relevant authorities in respect of any taxable income under the laws of his home jurisdiction.

5.  WORKING DAYS/HOURS

Executive is employed in a professional, supervisory and/or managerial capacity, and as such shall be expected to accomplish all tasks reasonably assigned to him, in whatever time as may be required for the performance of such tasks, without any additional remuneration.

6.  HOLIDAYS/LEAVE

6.1 Executive shall be entitled to annual leave in accordance with the UAE Labor law, upon completion of twelve (12) months of employment with the Company. Annual leave scheduling shall be subject to Company’s prior approval.

6.2 Unused annual leave shall not be converted into cash compensation nor carried forward to the following year. However, if Executive’s annual leave is due and if urgent business arises and his availability is required, Executive, upon Company’s approval, shall have the right to carry forward his/her unused annual leave as determined by the Company.

6.3 Sick leave shall be in accordance with the provisions of the UAE Labor Laws and Regulations. Executive will not be entitled to any paid sick leave during his probationary period.

7.  RESPONSIBILITIES/CONFIRMATION

7.1 Executive will devote the whole of his professional time and attention to employment with the Company and the furtherance of its interest. Executive will not, during the period of employment with the Company, be concerned directly or indirectly with any other business without the prior written consent of Company. This Article 7.1 shall not apply to passive participation in the form of shareholding/equity interests in third party entities. Notwithstanding the above, the Company hereby acknowledges and agrees to the participation of the Executive in the companies in which Executive is currently involved in such capacities and to such terms as are set out in Schedule D (“Permitted Activities”).

ROO Initials:_________
Executive Initials:________

7.2 Executive will not accept any gift, payment of any kind or any other benefit from or on behalf of any third party connected with the business of Company.

7.3 Executive will comply with Company’s Policies and Procedures in addition to any internal regulations and rules which may be amended from time to time at Company’s sole discretion, provided that the Company provides the Executive at least thirty (30) days notice of any amendments thereto. In the event of direct conflict between the Company’s Policies and Procedures and this Agreement, this Agreement shall prevail.

7.4 The Executive may hold directorial or other positions related to his shareholding in certain other companies, provided that (a) such companies do not compete with Company in any way, (b) such involvement does not occupy more than five (5) hours of Executive’s time per week, and (c) Chief Executive Officer of Company provides written permission (by mail or email) for such involvement at least once per year of the Executive’s contract herein, at the behest of the Executive. Such permission will not be unreasonably withheld.

8.  TERMINATION/DISMISSAL

8.1 Either party may terminate the employment relationship at any time by giving the other party not less than 30 days written notice. However, if Executive decides to terminate his employment with the Company, at his sole discretion, before the completion of two years of continuous service, Executive agrees to reimburse the Company for all expenses related to Executive’s employment with Company including without limitation the employment and other visa/labor costs, relocation costs, and professional development training/licensing costs, which expenses shall be prorated monthly over a two-year period and reimbursable amounts shall be based on the remaining period of the two years commencing from the date of termination.

8.2 The Company has the right at any time to immediately dismiss Employee without notice or in lieu notice and without any benefits of whatsoever upon the occurrence of any of the following events:

8.2.1	If the employee commits an Article 120 violation of the UAE Labor Law (Attached hereto as Schedule A);

8.2.2	If Employee is in breach of the Non-Competition Agreement (attached as Schedule B), the Non-Disclosure Agreement (attached hereto as Schedule C);

8.2.3
After Employee receives written notice of conduct which is in violation of policies, standards, and regulations of the Company as established from time to time, and after a reasonable period of time to correct the conduct, the Employee willfully fails or refuses to comply, in a material manner, with the policies, standards, and regulations of the Company;

8.2.4	Employee engages in fraud, dishonesty, or any other act of material misconduct in the performance of Employee's duties behalf of the Company;

8.2.5
Employee fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and opportunity to cure such breach.

ROO Initials:_________
Executive Initials:________

8.3 If Company terminates Executive in accordance with Article 8.2 before the completion of two years of continuous service, Executive agrees to reimburse the Company for all expenses related to Executive’s employment with the Company including without limitation the employment and other visa/labor government costs, relocation costs, and professional development training /licensing costs, which expenses shall be prorated monthly over a two-year period and reimbursable amounts shall be based on the remaining period of the three years commencing from the date of termination.

8.4 Upon termination of his employment, Executive will at once deliver to the Company all documents, samples, brochures, data, effects, money or other property belonging to the Company which are in Executive’s possession, charge, control or custody.

8.5 Upon termination of his employment (for whatever reason), Executive shall not, in any manner, claim any compensation of whatever nature and type except as entitled hereunder.

9. CONFIDENTIALITY AND NON COMPETITION

The Executive shall execute the Non-Competition Agreement attached hereto as Schedule B and a Non-Disclosure Agreement attached hereto as Schedule C as a condition to employment with the Company. Said Non-Competition Agreement and Non-Disclosure Agreement shall form an integral part of this Agreement.

10. INTELLECTUAL PROPERTY RIGHTS

All rights, titles and interests in and to all work product and other materials produced or provided pursuant to this Agreement, including all rights in copyrights, research, documents, business development plans or strategies data, reports, audio and video materials, databases, or other materials used or produced by Executive in the performance of his duties pursuant to this Agreement, including any modifications, enhancements, or derivative works therefor and/or other intellectual property rights pertaining thereto ("Work Product"), shall be held by the Company, and all Work Product shall, to the extent possible, be considered works produced by Executive during his employment for the sole benefit of Company. Executive shall take all actions deemed necessary by Company to protect Company's rights therein. In the event that the Work Product does not, for any reason, constitute work produced by Executive during his employment for the sole benefit of Company under applicable law, or in the event that Executive otherwise retains any rights to any Work Product, Executive agrees to assign, and upon creation thereof hereby automatically assigns, all rights, titles, and interests in and to such Work Product to the Company, without further consideration. Executive agrees to execute any documents of assignment or registration of copyright requested by Company respecting any and all Work Product.

11. INDEMNIFICATION

Executive hereby agrees to indemnify and keep Company indemnified from and against all claims, demands, damage, loss or liability (whether criminal or civil) suffered and legal costs incurred by the Company arising out of or in connection with Executive’s breach of this Agreement, non performance of Executive’s duties and obligations hereunder or violation of any law, regulation or policy which adversely affects the Company or results in a successful claim by any third party against the Company.

12.  ENTIRE AGREEMENT

Upon acceptance of this Offer of Employment by the Executive, as signified by execution of the same by the Executive, this Offer of Employment shall become a binding contract and constitutes the entire agreement between the parties and cancels and supersedes any prior understandings, agreements, promises and contracts, whether oral or written with respect to any employment and/or consultancy services to be provided by the Executive, which have been entered between the Executive, the Company and/or the Parent Company. The terms and conditions of this Offer of Employment may only be amended or supplemented by the written agreement of the parties.

ROO Initials:_________
Executive Initials:________

13.  SEVERABILITY

If any provision herein is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or its part and the remaining part of such provision and all other provisions of contained herein shall continue in full force and effect.

14.  OTHER BENEFITS

Executive shall be entitled to other employment benefits which are dictated or governed by his employment status as it is described in Company’s Policies and Procedures.

15.  GOVERNING LAWS/DISPUTES

The employment shall be governed by and construed in accordance with the law of the UAE Federal Labor Law and Regulations No. 8 of 1980, as amended. Any dispute arising out of this Offer of Employment which can not be settled amicably between the parties shall be referred to the Courts of the Emirate of Dubai.

16.  SURVIVAL

The terms of Articles 8 (Termination/Dismissal), 9 (Confidentiality and Non-Competition), 10 (Intellectual Property), 11 (Indemnification), 12 (Entire Agreement), 13 (Severability), 15 (Governing Law), 16 (Survival) and Schedules A and B shall survive the termination of this Agreement.

With the formalities covered, we look forward to continue working with you. Please feel free to call or email me if you have questions or concerns.

Sincerely,

/s/ Kaleil Isaza Tuzman

Kaleil Isaza Tuzman
Chief Executive Officer
ROO Group, Inc.

I, Gavin Campion, acknowledge I have read and agree to the terms and conditions set out in this Offer of Employment and in the attached Schedules and accept this job offer of President by ROO Group, Inc. Upon execution of this Offer of Employment, I understand and agree that this Offer of Employment shall constitute a formal contract of employment.

Read, Agreed and Accepted:

Signature:  /s/ Gavin Campion                                            Date: 3/17/08
 Gavin Campion

ROO Initials:_________
Executive Initials:________

SCHEDULE A

ARTICLE 120 VIOLATIONS

1.	If the employee has adopted false identity or nationality or has submitted forged certificates or documents.
2.	If the employee is dismissed during the probationary period.
3.
If the employee has committed a mistake and has resulted in substantial loss for the employer, provided that the employer notifies the Labour Department within 48 hours of his becoming aware of the incident.

4.
If the employee has violated instructions for work or work place safety, provided that (i) such instructions were displayed in a prominent place; and (ii) the employee has been informed of them orally if the employee is illiterate.

5.	If the employee failed to carry out his duties as stipulated in the employment contract and continued to do so despite receiving a written warning to terminate his/her employment.
6.	If the employees discloses a secret of the employer.
7.	If the employee is convicted of a crime involving honour, honesty or public morals.
8.	If the employee is found drunk or under the influence of drugs during working hours.
9.	If the employee commits a physical assault on his employer or manager or one of his colleagues during work.
10.	If the employee is absent from work, without a valid reason for more than 20 non-consecutive days in one year or for more than seven consecutive days.

ROO Initials:_________
Executive Initials:________